Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-To-Date December
Net Income (Loss)–As Reported (See Notes)	2023	2022	2023	2022
Traditional Electric Operating Companies	$785	$62	$3,637	$3,318
Southern Power	69	89	357	354
Southern Company Gas	140	56	615	572
Total	994	207	4,609	4,244
Parent Company and Other	(139)	(294)	(633)	(720)
Net Income (Loss)–As Reported	$855	$(87)	$3,976	$3,524

Basic Earnings (Loss) Per Share[1]	$0.78	$(0.08)	$3.64	$3.28
Average Shares Outstanding (in millions)	1,092	1,090	1,092	1,075
End of Period Shares Outstanding (in millions)			1,091	1,089

Non-GAAP Financial Measures	Three Months Ended December		Year-To-Date December
Net Income–Excluding Items (See Notes)	2023	2022	2023	2022
Net Income (Loss)–As Reported	$855	$(87)	$3,976	$3,524
Less:
Estimated Loss on Plants Under Construction[2]	222	(205)	51	(199)
Tax Impact	(56)	52	(13)	51
Acquisition and Disposition Impacts[3]	1	(134)	(1)	(115)
Tax Impact	32	34	33	32
Loss on Extinguishment of Debt[4]	—	—	(5)	—
Tax Impact	—	—	1	—
Estimated Loss on Qualifying Infrastructure Plant and Other Capital Investments[5]	(58)	—	(96)	—
Tax Impact	14	—	24	—
Impairments[6]	—	(119)	—	(119)
Tax Impact	—	—	—	—
Net Income–Excluding Items	$700	$285	$3,982	$3,874

Basic Earnings Per Share–Excluding Items	$0.64	$0.26	$3.65	$3.60
- See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings (loss) per share was $0.78 and $3.62 for the three and twelve months ended December 31, 2023, respectively, and was $(0.08) and $3.26 for the three and twelve months ended December 31, 2022, respectively.
(2)Earnings for the three and twelve months ended December 31, 2023 include a credit of $228 million pre tax ($170 million after tax) and a net credit of $68 million pre tax ($50 million after tax), respectively, and earnings for the three and twelve months ended December 31, 2022 include a charge of $201 million pre tax ($150 million after tax) and net charges of $183 million pre tax ($137 million after tax), respectively, for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and twelve months ended December 31, 2023 and 2022 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)Earnings for the three and twelve months ended December 31, 2023 include a $35 million favorable tax impact related to a reversal of an uncertain tax position associated with the 2019 sale of Gulf Power Company. Earnings for the three and twelve months ended December 31, 2022 include impairment charges totaling $131 million pre-tax ($99 million after-tax) and other disposition impacts associated with the sales of Southern Company Gas' natural gas storage facilities. Earnings for the twelve months ended December 31, 2022 also include a $14 million pre-tax ($11 million after-tax) gain as a result of the early termination of the transition services agreement related to the 2019 sale of Gulf Power Company. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the twelve months ended December 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the three and twelve months ended December 31, 2023 include a charge of $58 million pre tax ($44 million after tax) and charges totaling $96 million pre tax ($72 million after tax), respectively, for estimated losses at Southern Company Gas associated with the Illinois Commerce Commission disallowances related to (1) its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas under the QIP rider, or Investing in Illinois program and (2) Nicor Gas' general base rate case proceeding. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and twelve months ended December 31, 2022 include an impairment charge of $119 million (pre tax and after tax) associated with goodwill at PowerSecure, Inc. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.